Exhibit 10.1

SHARE EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION

by and among

C-Bond Systems, Inc.;

Mobile Tint LLC;

The Shareholders of Mobile Tint LLC;

And

Michael Wanke as the Shareholder Representative.

i

Exhibit A	Mobile Shareholder’s Mobile Units
Exhibit B	Issuances at Closing to Mobile Employees

ii

SHARE EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION

Dated as of June 30, 2021

This Share Exchange Agreement and Plan of Reorganization (this “Agreement”) is entered into as of the date first set forth above (the “Effective Date”) by and between (i) C-Bond Systems, Inc. a Colorado corporation (the “Company”); (ii) Mobile Tint LLC, a Texas limited liability company (“Mobile”), (iii) the sole member of Mobile as set forth on the signature page hereto (the “Mobile Shareholder”) and (iv) Michael Wanke as the Representative of the Mobile Shareholder (the “Shareholder Representative”). Each of Mobile and the Mobile Shareholder may be referred to collectively herein as the “Mobile Parties” and separately as an “Mobile Party.” Each of the Company, each Mobile Party and the Shareholder Representative may be referred to herein collectively as the “Parties” and separately as a “Party.”

WHEREAS, the Company agrees to acquire from the Mobile Shareholder up to all of the membership interests/units of Mobile (the “Mobile Units”) held by the Mobile Shareholder in exchange for the issuance by the Company to the Mobile Shareholder of shares of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”) as provided in this Agreement;

WHEREAS, Mobile will become a majority owned subsidiary of the Company at the Closing (as defined in this Agreement); and

WHEREAS, for Federal income tax purposes, it is intended that the Exchange (as defined below) qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, and intending to be legally bound hereby, it is hereby agreed as follows:

Article I. DEFINITIONS

Section 1.01 Definitions. The following terms, as used herein, have the following meanings:

(a)	“Acquisition Inquiry” means an inquiry, indication of interest, proposal or request for nonpublic information that could reasonably be expected to lead to an Acquisition Transaction.

(b)	“Acquisition Transaction” means any transaction or series of related transactions with a Person or “group” (as defined in the Exchange Act) concerning any (i) merger, consolidation, business combination, share exchange, joint venture or similar transaction involving Mobile or any of the Mobile Shareholder pursuant to which such Person or “group” would own any of the consolidated assets, revenues or net income of Mobile, (ii) sale, lease, license or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of Mobile representing any of the consolidated assets, revenues or net income of Mobile, (iii) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of any Equity Securities of Mobile, including the Mobile Units, (iv) transaction or series of transactions in which any Person or “group” would acquire beneficial ownership or the right to acquire beneficial ownership of any Equity Securities of Mobile, (v) action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction, or (vi) any combination of any of the foregoing.

(c)	“Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

(d)	[Intentionally Omitted].

(e)	“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

(f)	“Agreement” has the meaning set forth in the introductory paragraph hereto.

(g)	“Arbitrator” has the meaning set forth in Section 9.01(a).

(h)	“Articles” means the Articles of Incorporation of the Company as in effect from time to time.

(i)	“Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

(j)	“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Texas are authorized or required by law or executive order to close.

(k)	“Cap” has the meaning set forth in Section 8.07(a).

(l)	“Closing Date” has the meaning set forth in Section 2.02.

(m)	“Closing Share Price” has the meaning set forth in Section 2.06(a).

(n)	“Closing” has the meaning set forth in Section 2.02.

(o)	“Code” has the meaning set forth in the recitals hereto.

(p)	“Company Common Stock” has the meaning set forth in the recitals hereto.

(q)	“Company Indemnified Party” has the meaning set forth in Section 8.01.

(r)	“Company Organizational Documents” has the meaning set forth in Section 4.01.

(s)	“Company” has the meaning set forth in the introductory paragraph hereto.

(t)	“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.” Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner ) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

(u)	“Derivatives” means any options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Equity Securities of the Mobile or obligating the Mobile to issue or sell any of its Equity Securities.

(v)	“Direct Claim” has the meaning set forth in Section 8.03(c).

(w)	“Disclosure Schedule(s)” has the meaning set forth in the introductory paragraph to Article III.

(x)	“Effective Date” has the meaning set forth in the introductory paragraph hereto.

(y)	“Equity Security” means, in respect of any Person, (a) any capital stock, membership units, or similar security, (b) any security convertible into or exchangeable for any security described in clause (a), (c) any option, warrant, or other right to purchase or otherwise acquire any security described in clauses (a), (b), or (c), and, (d) any “equity security” within the meaning of the Exchange Act.

(z)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(aa)	“Exchange Shares” has the meaning set forth in Section 2.06(e).

(bb)	“Exchange” has the meaning set forth in Section 2.01(g).

(cc)	“Form 8-K” has the meaning set forth in Section 9.09.

(dd)	[Intentionally Omitted].

(ee)	“Mobile Indemnified Party” has the meaning set forth in Section 8.02.

(ff)	[Intentionally Omitted].

(gg)	[Intentionally Omitted].

(hh)	“Mobile Organizational Documents” has the meaning set forth in Section 3.01.

(ii)	“Mobile Party” and “Mobile Parties” have the meanings set forth in the introductory paragraph hereto.

(jj)	“Mobile Shareholder” has the meaning set forth in the introductory paragraph hereto.

(kk)	“Mobile Units” has the meaning set forth in the recitals.

(ll)	[Intentionally Omitted].

(mm)	“Mobile” has the meaning set forth in the introductory paragraph hereto.

(nn)	“Indemnified Party” has the meaning set forth Section 8.03.

(oo)	“Indemnifying Party” has the meaning set forth Section 8.03.

(pp)	“Intellectual Property” means trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights.

(qq)	“Issuer Covered Person” has the meaning set forth Section 3.29.

(rr)	“Knowledge of Mobile” means the knowledge, after and assuming due inquiry, of any officer, director, general partner, partner (other than a limited partner), manager, member, or executive officer of Mobile.

(ss)	“Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

(tt)	“Liabilities” has the meaning set forth in Section 3.09.

(uu)	“Lien” means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

(vv)	“Losses” and “Loss” has the meaning set forth in Section 8.01.

(ww)	“Material Adverse Effect” means a material and adverse change or a material and adverse effect, individually or in the aggregate, on the condition (financial or otherwise), net worth, management, earnings, cash flows, business, operations or properties of a Party taken as a whole, whether or not arising from transactions in the ordinary course of business.

(xx)	“Measurement Date” has the meaning set forth in Section 2.06.

(yy)	[Intentionally Omitted].

(zz)	“Order” means any decree, order, judgment, writ, award, injunction, rule, injunction, stay, decree, judgment or restraining order or consent of or by an Authority.

(aaa)	“Party” and “Parties” have the meanings set forth in the introductory paragraph hereto.

(bbb)	“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

(ccc)	“Preferred Stock” has the meaning set forth in Section 4.06.

(ddd)	“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(eee)	“Revised Share Price” has the meaning set forth in Section 2.06(a).

(fff)	“Rule 144” has the meaning set forth in Section 3.30(f).

(ggg)	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(hhh)	“Shareholder Representative” has the meaning set forth in the introductory paragraph hereto.

(iii)	“Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

(jjj)	“Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

(kkk)	“Termination Date” means July 16, 2021.

(lll)	“Third-Party Claim” has the meaning set forth in Section 8.03(a).

(mmm)	“Trading Day” has the meaning set forth in Section 2.01(d).

(nnn)	“Trading Market” has the meaning set forth in Section 2.01(c)(i).

(ooo)	“Transaction Documents” means this Agreement and any other certificate, agreement or document entered into or delivered in connection with the transactions as contemplated herein or therein.

(ppp)	“Transactions” means the transactions contemplated by the Transaction Documents.

Section 1.02 Interpretive Provisions. Unless the express context otherwise requires (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (iii) the terms “Dollars” and “$” mean United States Dollars; (iv) references herein to a specific Section, Subsection, Recital or Exhibit shall refer, respectively, to Sections, Subsections, Recitals or Exhibits of this Agreement; (v) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (vi) references herein to any gender shall include each other gender; (vii) references herein to any Person shall include such Person’s heirs, executors, personal Representatives, administrators, successors and assigns; provided, however, that nothing contained herein is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (viii) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity; (ix) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof; (x) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (xi) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and (xii) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

Article II. SHARE EXCHANGE

Section 2.01 The Exchange.

(a)	On the terms and subject to the conditions set forth in this Agreement, the Mobile Shareholder, who holds all of the Mobile Units representing 100% of Mobile’s issued and outstanding membership interests, shall sell, assign, transfer and deliver to the Company, free and clear of all Liens pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, up to all of the Mobile Units held by them.

(b)	Eighty percent (80%) of the Mobile Units, representing 80% of Mobile’s issued and outstanding capital stock, collectively, shall be exchanged for a number of shares of Company Common Stock equal to (i) $800,000, divided by (ii) the Share Price (as defined below) (the “Closing Exchange Shares”), and shall be apportioned to the Mobile Shareholder or Mobile Shareholder’s designees with any resulting fractional shares of Company Common Stock resulting to be rounded to the nearest whole share. The Closing Exchange Shares shall be issued in book entry or certificated form.

(c)	For purposes herein, the term “Share Price” shall mean, for any date, the price determined by the first of the following clauses that applies:

(i)	If the Company Common Stock is then listed for trading on the OTC Markets or a United States national securities exchange (as applicable, the “Trading Market”), then the average of the closing prices of Company Common Stock on such Trading Market during the thirty (30) calendar day period immediately prior to the Closing Date (as defined below), as reported by such Trading Market or other reputable source;

(ii)	if the Share Price cannot be calculated for such security on such date on bases as set forth in Section 2.01(c)(i), the Share Price of such security on such date shall be the fair market value of such security as mutually determined in good faith by the Board of Directors of the Company and the Shareholder Representative after taking into consideration factors they may each deem appropriate, and provided that if the Company and the Shareholder Representative cannot so agree then such dispute shall be settled in accordance with the provisions for resolutions of disputes as set forth in the Agreement.

(d)	For purposes herein, “Trading Day” shall mean any day on which the Trading Market is generally open for business and on which the Company Common Stock is then traded or the then-applicable primary securities exchange or market on which the Company Common Stock is traded.

(e)	All such determinations of the Share Price as set forth in Section 2.01(c)(i) shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

(f)	If, at any time prior to the determination of the Share Price, there shall be any merger, consolidation, or an exchange of shares, recapitalization or reorganization pursuant to a merger or consolidation, or other similar event, as a result of which shares of Company Common Stock shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Company or another entity, or in case of any sale or conveyance of all or substantially all of the assets or more than 50% of the total outstanding shares of the Company other than in connection with a plan of complete liquidation of the Company, then the Mobile Shareholder shall thereafter have the right to receive at the Closing, if applicable, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Company Common Stock, such replacement stock, securities or assets, with equitable adjustments being made thereto with respect to the Share Price, as determined by the Company and the Shareholder Representative, and in the event that the shares of Company Common Stock shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Company or another entity any references herein to the Company Common Stock, whether standing alone or as a part of another defined term, shall be deemed a reference to such replacement stock or securities.

(g)	The exchange as set forth in this Section 2.01, subject to the other terms and conditions herein, is referred to collectively herein as the “Exchange.”

(h)	At the Closing (as defined below) the Mobile Shareholder shall, on transfer of their respective Mobile Units to the Company, be recorded in the stock ledger of the Company as the owners of the applicable portion of the total Closing Exchange Shares.

Section 2.02 Closing. The closing of the Transactions (the “Closing”) shall occur on second Business Day following the satisfaction or waiver (by the Party for whose benefit the conditions to exist) of the conditions to closing set forth in Section 5.01, Section 5.02 and Section 5.03, or at such other date, time or place as the Parties may agree (the date and time at which the Closing is actually held being the “Closing Date”), via the exchange of electronic documents and other items as required herein.

Section 2.03 Additional Actions at the Closing.

(a)	In addition to the other provisions herein, at the Closing, the Parties shall undertake the following actions, in each case to be effective as of the Closing:

(i)	The Mobile Shareholder (including but not limited to the Shareholder Representative) shall undertake such actions as required to name the Company as the Managing Member of Mobile, and to remove any other officers and managers of the Company.

(ii)	Unless otherwise agreed in writing by the Company, all other officers and managers of Mobile, other than those named in Section 2.03(a)(i) of this Agreement, shall immediately resign from all positions that such officers and managers hold as an officer and/or manager of Mobile.

(iii)	At the Closing, the Company shall enter into a mutually agreed upon employment agreement with the Shareholder Representative, pursuant to which the Shareholder Representative shall be appointed to the position of President of the Company’s C-Bond Safety Solutions division.

(iv)	At the Closing, the Company shall issue 1,166,500 shares of Common Stock, in book entry or certificated form, to the individuals (all of whom are employees of Mobile) and in the amounts set forth on Exhibit B to this Agreement.

Section 2.04 Mobile Deliverables at the Closing. At the Closing, Mobile or the Mobile Shareholder, as applicable, shall deliver to the Company:

(a)	Stock powers or such other instruments of transfer duly executed in blank and with all required stock transfer stamps affixed, in form and substance satisfactory to the Company as required for the ownership of the Mobile Units to be transferred to the Company, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, with all necessary transfer Tax and other revenue stamps, acquired at each Mobile Shareholder’s expense, affixed;

(b)	A certificate of the Managing Member of Mobile and the Shareholders Representative on behalf of the Mobile Shareholder, dated as of the Closing Date, and:

(i)	attaching and certifying (i) copies of the resolutions of the members of Mobile and the Shareholder Representative authorizing the execution, delivery and performance of this Agreement and the other documents referenced herein and the completion of the Transactions; and (ii) the Mobile Organizational Documents;

(ii)	certifying that the conditions set forth in Section 5.02(b), Section 5.02(c), Section 5.02(d), Section 5.02(e) and Section 5.02(h) have been satisfied and that the statements therein are true and correct;

(iii)	providing evidence of the completion of the actions as set forth in Section 2.03(a); and

(iv)	attaching a certificate of status issued by the Texas Secretary of State for Mobile, dated as of a date within five (5) calendar days of the Closing Date.

Section 2.05 Company Deliverables at the Closing. At the Closing, the Company shall:

(a)	Record the applicable Mobile Shareholder in the books and records of the Company as the owners of the applicable portions of the Closing Exchange Shares;

(b)	Deliver to the Shareholder Representative on behalf of the Mobile Shareholder a certificate of the Secretary of the Company, dated as of the Closing Date, and:

(i)	attaching and certifying copies of (i) the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the other documents referenced herein and the completion of the Transactions, and (ii) the Company Organizational Documents;

(ii)	certifying that the conditions set forth in Section 5.03(a) and Section 5.03(b) have been satisfied and that the statements therein are true and correct; and

(iii)	attaching a certificate of status issued by the Colorado Secretary of State for the Company, dated as of a date within five (5) calendar days of the Closing Date.

Section 2.06 Additional Closing.

(a)	The Company shall have the option, beginning on the date that is two (2) years after the Closing Date (the “Option Start Date”) and ending on 5:00 P.M. EST on the date that is thirty (30) calendar days after the Option Start Date (the “Option Period”), to acquire 20% of Mobile Units (the “Additional Units”), representing 20% of Mobile’s issued and outstanding membership interests, collectively (the “Additional Closing”), in exchange for a number of shares of Company Common Stock equal to (i) 300% of the EBIT Value, divided by (ii) the Additional Closing Share Price (as defined below) (the “Additional Closing Exchange Shares”), and shall be apportioned to the Mobile Shareholder or Mobile Shareholder’s designee with any resulting fractional shares of Company Common Stock resulting to be rounded to the nearest whole share. “Total EBIT Value” shall mean Mobile’s net income, before income tax expense and interest expense have been deducted, for the period beginning on July 1, 2021 and ending on June 30, 2023. “EBIT Value” shall mean the Total EBIT Value divided by two (2). If the Company Common Stock is then listed for trading on a Trading Market, then “Additional Closing Share Price” shall mean the average of the closing prices of Company Common Stock on such Trading Market during the thirty (30) calendar day period immediately prior to the Option Start Date, as reported by such Trading Market or other reputable source. If the Additional Closing Share Price cannot be calculated for such security on such date on bases as set forth herein, the Additional Closing Share Price of such security on such date shall be the fair market value of such security as mutually determined in good faith by the Board of Directors of the Company and the Shareholder Representative after taking into consideration factors they may each deem appropriate, and provided that if the Company and the Shareholder Representative cannot so agree then such dispute shall be settled in accordance with the provisions for resolutions of disputes as set forth in the Agreement. The Additional Closing Exchange Shares shall be issued in book entry or certificated form, and at such time the Company shall cause the Mobile Shareholder to be recorded in the books and records of the Company as the owners of the applicable portion of the Additional Closing Exchange Shares. The Mobile Shareholder that is the beneficial owner of the Additional Units shall not, during the Option Period, transfer, pledge, hypothecate, encumber, sell or otherwise dispose of any of the Additional Units except with respect to the Additional Closing as provided in this Agreement.

(b)	The Company’s option to consummate the Additional Closing and to issue the Additional Closing Exchange Shares shall be subject to the condition precedent (subject to the Company’s waiver) that the representations and warranties of the Mobile Shareholder as set forth in Section 3.30 are true and correct as of the date of the consummation of the Additional Closing (the “Measurement Date”) in all respects with the same force and effect as if such representations and warranties in Section 3.30 were made at and as of the Measurement Date, and the Company having received from the Mobile Shareholder written confirmation of such fact, if so requested by the Company.

(c)	At the Additional Closing (if the Additional Closing option is exercised by the Company), the Company, Mobile, the Shareholder Representative and the Mobile Shareholder shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Additional Closing, together with such other items as may be reasonably requested by the Parties and their respective legal counsel in order to effectuate or evidence the Transactions.

(d)	In the event that there exists any legal prohibition as to the completion of the Additional Closing, the obligations of the Parties to complete the Additional Closing (if the Additional Closing option is exercised by the Company) shall be suspended for the period of such prohibition, provided, however, that the Company, Mobile and the Mobile Shareholder shall use their commercially reasonable efforts to cause such legal prohibition to be lifted such that the Additional Closing may be completed. Notwithstanding the forgoing, (a) the Company shall not be obligated to exert any efforts to lift a legal prohibition that is caused by the action or inaction of Mobile Shareholder, (b) Mobile Shareholder shall not be obligated to exert any efforts to lift a legal prohibition that is caused by the action or inaction of the Company; and (c) none of the Company, Mobile or any Mobile Shareholder shall be obligated to exert any efforts to lift a legal prohibition that applies to all Persons generally and is not directed towards the Company, Mobile or any Mobile Shareholder.

(e)	The Closing Exchange Shares and the Additional Closing Exchange Shares may be referred to herein collectively as the “Exchange Shares”.

(f)	Notwithstanding any provision contained herein to the contrary, unless this condition is waived by the Mobile Shareholder in writing, it shall be a condition precedent prior to the Additional Closing that the Company Common Stock is listed or quoted for trading on a Trading Market.

Section 2.07 Additional Documents. At and following the Closing, the Company, Mobile, the Shareholder Representative and the Mobile Shareholder shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to or following the Closing, together with such other items as may be reasonably requested by the Parties and their respective legal counsel in order to effectuate or evidence the Transactions.

Section 2.08 Tax Consequences.

(a)	For U.S. federal income tax purposes, the Exchange is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. In accordance with the provisions of Section 2.08(b), the Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), and no Party shall take a federal, state or local tax reporting position inconsistent with such treatment unless required by law, United States Treasury regulation or other recognized legal tax authority.

(b)	The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Each transfer that occurs as part of the Exchange shall be included as part of the reorganization described in such “plan of reorganization.”

Section 2.09 Conveyance Taxes. The Parties shall pay their respective obligations regarding any sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the Transactions.

Article III. REPRESENTATIONS AND WARRANTIES OF THE MOBILE PARTIES

As an inducement to, and to obtain the reliance of the Company, the Mobile Parties, jointly and severally (other than with respect to the representations and warranties as set forth in Section 3.08 and Section 3.30 which are given by each Mobile Shareholder individually, severally and not jointly and severally, and solely with respect to the Mobile Units held by such Mobile Shareholder and to the Exchange Shares to be received by such Mobile Shareholder, as applicable) represent and warrant to the Company, as of the Effective Date and as of the Closing Date, and as of the Measurement Date if applicable, except as otherwise specifically set forth below as to representations and warranties which speak solely with respect to a particular date, and except as set forth in the schedules of exceptions to the representations of the Mobile Parties delivered to the Company on the Effective Date (“Disclosure Schedules”) as follows:

Section 3.01 Corporate Existence and Power. Mobile is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Texas, and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. Mobile has delivered to the Company complete and correct copies of the Certificate of Incorporation, Bylaws, shareholder agreement, operating agreement, and all other organizational documents and the corporate minute books of Mobile as in effect on the Effective Date (the “Mobile Organizational Documents”). Mobile has full corporate power and authority to carry on its businesses as it is now being conducted and as now proposed to be conducted and to own or lease its properties and assets.

Section 3.02 Due Authorization. The execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not, violate any provision of the Mobile Organizational Documents. Mobile has taken all actions required by Law, the Mobile Organizational Documents or otherwise to authorize the execution, delivery and performance of this Agreement and to consummate the Transactions.

Section 3.03 Valid Obligation. This Agreement and all Transaction Documents executed by Mobile and the Mobile Shareholder in connection herewith constitute the valid and binding obligations of Mobile and the Mobile Shareholder, as applicable, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 3.04 No Conflict With Other Instruments. The execution of this Agreement by Mobile and the Mobile Shareholder and the consummation of the Transactions by Mobile and the Mobile Shareholder will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which Mobile or any Mobile Shareholder is a party or to which any of their respective assets, properties or operations are subject.

Section 3.05 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement by any Mobile Party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

Section 3.06 Authorized Shares and Capital.

(a)	As of the Effective Date, the authorized capital stock of Mobile consists of certificated membership units with no “treasury stock” or separate classes of interests. All of the issued and outstanding Mobile Units are held, collectively, by the Mobile Shareholder.

(b)	Mobile has no Derivatives or commitments to issue any Equity Securities of Mobile or Derivatives, and there are no outstanding securities convertible or exercisable into or exchangeable for Mobile Units or any other Equity Security of Mobile.

(c)	There is no voting trust, agreement or arrangement among any of the beneficial holders of Mobile Units affecting the nomination or election of managers or the exercise of the voting rights of Mobile Units.

(d)	The offer, issuance and sale of such Mobile Units were (a) exempt from the registration and prospectus delivery requirements of the Securities Act, (b) registered or qualified (or were exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities Laws and (c) accomplished in conformity with all other applicable securities Laws. None of such Mobile Units are subject to a right of withdrawal or a right of rescission under any federal or state securities or “Blue Sky” Law.

Section 3.07 Validity of Shares. The Mobile Units to be delivered at the Closing shall be duly and validly issued, fully paid and non-assessable and free and clear of any Liens.

Section 3.08 Title to and Issuance of the Mobile Units. The Mobile Shareholder is, and on the Closing Date will be, the record and beneficial owner and holder of the Mobile Units to be delivered at the Closing, as set forth on Exhibit A attached hereto, free and clear of all Liens, and Exhibit A is true and correct in all respects. None of the Mobile Units are subject to pre-emptive or similar rights, either pursuant to any Mobile Organizational Document, requirement of Law or any contract, and no Person has any pre-emptive rights or similar rights to purchase or receive any Mobile Units or other interests in Mobile from the Mobile Shareholder.

Section 3.09 Liabilities. Section 3.09 of the Disclosure Schedules sets forth, as of the Effective Date, separately, (i) a true, correct and complete list of all outstanding loans, lines of credit and other indebtedness incurred by Mobile, inclusive of any outstanding loans, lines of credit and other indebtedness incurred by Mobile, the repayment obligations for which are secured by any of Mobile’s assets; (ii) with respect to each loan described in the foregoing clause, the remaining amounts due thereunder as of the Effective Date and (iii) any other Liabilities of Mobile. For purposes herein, “Liabilities” means any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, including without limitation any penalties, interest and/or excise tax as may be applicable.

Section 3.10 Financial Statements. Section 3.10 of the Disclosure Schedules include the unaudited financial statements of Mobile for 2019, 2020, and for the period of 2021 from January 1, 2021 to the Effective Date, and such financial statements are true, correct and complete.

Section 3.11 Subsidiaries. Mobile does not have any subsidiaries, and does not own, beneficially or of record, any equity interests of any other Person.

Section 3.12 Absence of Certain Changes or Events. Since the Effective Date, without Company’s consent:

(a)	There has not been any Material Adverse Change in the business, operations, properties, assets, or condition (financial or otherwise) of Mobile;

(b)	Mobile has not (i) amended the Mobile Organizational Documents; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (iii) made any material change in its method of management, operation or accounting; (iv) entered into any other material transaction other than sales in the ordinary course of its business; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, managers, or employees; and

(c)	Mobile has not (i) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof, (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock) except in connection with this Agreement.

Section 3.13 Litigation and Proceedings. There are no actions, suits, proceedings or investigations pending or, to the Knowledge of Mobile after reasonable investigation, threatened by or against Mobile or affecting Mobile or its properties, at Law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Mobile has no Knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 3.14 Compliance With Laws and Regulations. Mobile has complied with all applicable statutes and regulations of any provincial, federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Mobile or except to the extent that noncompliance would not result in the occurrence of any material liability for Mobile.

Section 3.15 Regulatory Permits. Mobile possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its businesses as presently conducted, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect, and Mobile has not received any notice of proceedings relating to the revocation or modification of any such permit.

Section 3.16 Contracts.

(a)	Section 3.16(a) of the Disclosure Schedules contains a list of all contracts, agreements, franchises, license agreements, debt instruments or other commitments to which Mobile is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business. In the case of oral agreements, Section 3.16(a) of the Disclosure Schedules contains a description thereof.

(b)	All contracts, agreements, franchises, license agreements, and other commitments to which Mobile is a party or by which its properties are bound and which are material to the operations of Mobile taken as a whole are valid and enforceable by Mobile in all respects, except as limited by bankruptcy and insolvency Laws and by other Laws affecting the rights of creditors generally;

(c)	Section 3.16(c) of the Disclosure Schedules contains a list of all of Mobile’s trademarks, trademark applications, trade names, service marks, service mark registrations, service names, patents, patent rights, patent applications, copyrights, and other intellectual property rights. Mobile owns, licenses or has rights to use any and all intellectual property and technology used in Mobile’s business, and to the Knowledge of Mobile, Mobile’s use of such intellectual property or technology does not infringe upon the intellectual property rights of any third party; and

(d)	Except as included or described in Section 3.16(a) of the Disclosure Schedules, Mobile is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan; (iii) agreement, contract, or indenture relating to the borrowing of money; (iv) guaranty of any obligation; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or manager of Mobile.

Section 3.17 Bank Accounts; Power of Attorney. Section 3.17 of the Disclosure Schedules sets forth a true and complete list of (i) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by Mobile within the past twelve (12) months, the account numbers thereof, and all Persons authorized to sign or act on behalf of Mobile; (ii) all safe deposit boxes and other similar custodial arrangements maintained by Mobile within the past twelve (12) months; (iii) the check ledger for the last twelve (12) months, and (iv) the names of all Persons holding powers of attorney from Mobile or who are otherwise authorized to act on behalf of Mobile with respect to any matter, other than its officers and managers, and a summary of the terms of such powers or authorizations.

Section 3.18 Controls. Mobile maintains a system of internal accounting controls appropriate for its size. There is no transaction, arrangement, or other relationship between Mobile and an unconsolidated or other off balance sheet entity that is not disclosed by Mobile in its financial statements or otherwise that would be reasonably likely to have a Material Adverse Effect.

Section 3.19 Intellectual Property. Mobile owns or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct its businesses as now conducted. None of Mobile’s material Intellectual Property has expired or terminated, or, by the terms and conditions thereof, could expire or terminate within two years from the date of this Agreement. To the Knowledge of Mobile there is no infringement by Mobile of any material Intellectual Property of others, or of any such development of similar or identical trade secrets or technical information by others, and there is no claim, action or proceeding being made or brought against, or to the Knowledge of Mobile, being threatened against, Mobile regarding the infringement of any Intellectual Property, which could reasonably be expected to have a Material Adverse Effect.

Section 3.20 Environmental Laws. To Knowledge of Mobile, Mobile (i) is in compliance with any and all applicable foreign, federal, state and local Laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants, (ii) has received all permits, licenses or other approvals required of it under such applicable Laws to conduct its business and (iii) is in compliance with all terms and conditions of any such permit, license or approval, except where, in each of the three foregoing clauses, the failure to so comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.21 Title. Mobile has good and marketable title in fee simple to all real property owned by it, or leases such real property pursuant to valid and in-force lease agreements, and has good and marketable title in all personal property owned by it that is material to the business of Mobile, in each case free and clear of all Liens and, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Mobile and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by Mobile is held under valid, subsisting and enforceable leases with which Mobile is in compliance with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by Mobile.

Section 3.22 Insurance. Mobile is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of Mobile believes to be prudent and customary in the businesses in which Mobile is engaged. Mobile has not been refused any insurance coverage sought or applied for, and Mobile has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of Mobile, taken as a whole.

Section 3.23 Tax Status. Mobile has made or filed all federal and state income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that Mobile has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Mobile know of no basis for any such claim.

Section 3.24 Transactions with Affiliates. None of the officers, directors, or managers of Mobile and, to the Knowledge of Mobile, none of the employees of Mobile, is presently a party to any transaction with Mobile (other than for services as employees, officers, directors, or managers), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director, manager, or such employee or, to the Knowledge of Mobile, any entity in which any officer, director, manager, or any such employee has a substantial interest or is an officer, director, manager, trustee, or partner, in each case in excess of the lesser of (i) $50,000 or (ii) one percent of the average of Mobile’s total assets at year-end for the last two completed fiscal years, other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of Mobile, and (iii) other employee benefits, including stock option agreements under any stock option plan of Mobile.

Section 3.25 Foreign Corrupt Practices. Neither Mobile, nor, to the Knowledge of Mobile, any agent or other Person acting on behalf of Mobile, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by Mobile (or made by any Person acting on its behalf of which Mobile is aware) which is in violation of Law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

Section 3.26 Money Laundering. Mobile is in compliance with, and has not previously violated, the USA PATRIOT ACT of 2001 and all other applicable U.S. and non-U.S. anti-money laundering Laws and regulations, including, but not limited to, the Laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.

Section 3.27 Illegal or Unauthorized Payments; Political Contributions. Neither Mobile nor, to the Knowledge of Mobile, any of the officers, directors, employees, agents or other representatives of Mobile or any other business entity or enterprise with which Mobile is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable Law, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of Mobile.

Section 3.28 Investment Company. Mobile is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.29 No Disqualification Events. None of Mobile, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of Mobile, any beneficial owner of 10% or more of Mobile’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with Mobile in any capacity at the time of sale (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. Mobile has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

Section 3.30 Investment Representations. For purposes of this Section 3.30, any reference to the “Exchange Shares” shall be deemed solely to be a reference to the portion of the Exchange Shares being delivered to such applicable Mobile Shareholder.

(a)	Investment Purpose. Such Mobile Shareholder understands and agrees that the consummation of the Transactions including the delivery of the Exchange Shares to such Mobile Shareholder in exchange for the Mobile Units held by such Mobile Shareholder as contemplated hereby, or pursuant to Section 2.06, constitutes the offer and sale of securities under the Securities Act and applicable state statutes and that the Exchange Shares being acquired by such Mobile Shareholder are being acquired by such Mobile Shareholder for such Mobile Shareholder’s own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act.

(b)	Investor Status. Such Mobile Shareholder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D. Such Mobile Shareholder has been furnished with all documents and materials relating to the business, finances and operations of the Company and its subsidiaries and information that such Mobile Shareholder requested and deemed material to making an informed decision regarding this Agreement and the underlying transactions.

(c)	Reliance on Exemptions. Such Mobile Shareholder understands that the Exchange Shares are being offered and sold to such Mobile Shareholder in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that the Company is relying upon the truth and accuracy of, and such Mobile Shareholder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Mobile Shareholder set forth herein in order to determine the availability of such exemptions and the eligibility of such Mobile Shareholder to acquire the Exchange Shares.

(d)	Information. Such Mobile Shareholder and his advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Exchange Shares which have been requested by such Mobile Shareholder or his advisors. Such Mobile Shareholder and his advisors, if any, have been afforded the opportunity to ask questions of the Company. Such Mobile Shareholder understands that his investment in the Exchange Shares involves a significant degree of risk. Such Mobile Shareholder is not aware of any facts that may constitute a breach of any of the Company’s representations and warranties made herein.

(e)	Governmental Review. Such Mobile Shareholder understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Exchange Shares.

(f)	Transfer or Resale. Such Mobile Shareholder understands that (i) the sale or re-sale of the Exchange Shares has not been and is not being registered under the Securities Act or any applicable state securities Laws, and the Exchange Shares may not be transferred unless (a) the Exchange Shares are sold pursuant to an effective registration statement under the Securities Act, (b) such Mobile Shareholder shall have delivered to the Company, at the cost of such Mobile Shareholder, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the Exchange Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be accepted by the Company, (c) the Exchange Shares are sold or transferred to an “affiliate” (as defined in Rule 144 promulgated under the Securities Act (or a successor rule) (“Rule 144”)) of such Mobile Shareholder who agree to sell or otherwise transfer the Exchange Shares only in accordance with this Section 3.16 and who is an Accredited Investor, (d) the Exchange Shares are sold pursuant to Rule 144 or other applicable exemption, or (e) the Exchange Shares are sold pursuant to Regulation S under the Securities Act (or a successor rule) (“Regulation S”), and such Mobile Shareholder shall have delivered to the Company, at the cost of such Mobile Shareholder, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in corporate transactions, which opinion shall be accepted by the Company; (ii) any sale of such Exchange Shares made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of such Exchange Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such Exchange Shares under the Securities Act or any state securities Laws or to comply with the terms and conditions of any exemption thereunder (in each case). Notwithstanding the foregoing or anything else contained herein to the contrary, the Exchange Shares may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

(g)	Legends. Such Mobile Shareholder understands that the Exchange Shares, until such time as the Exchange Shares have been registered under the Securities Act, or may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Exchange Shares may bear a standard Rule 144 legend and a stop-transfer order may be placed against transfer of the certificates for such Exchange Shares.

(h)	Removal. The legend(s) referenced in Section 3.30(g) shall be removed and the Company shall issue a certificate without such legend or electronically deliver such Exchange Shares without such legend to the holder of any Exchange Shares, if, unless otherwise required by applicable state securities Laws, (a) the Exchange Shares are registered for sale under an effective registration statement filed under the Securities Act or otherwise may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, or (b) such holder provides the Company with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Exchange Shares may be made without registration under the Securities Act. Such Mobile Shareholder agrees to sell all Exchange Shares, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

Section 3.31 Approval of Agreement. Mobile Shareholder and the Shareholder Representative have authorized the execution and delivery of this Agreement by Mobile and has approved this Agreement and the Transactions.

Section 3.32 Disclosure. All disclosure provided to the Company regarding Mobile, its business and Transactions, including the Disclosure Schedules, furnished by or on behalf of Mobile and the Mobile Shareholder with respect to the representations and warranties made herein are true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.33 No Brokers. No Mobile Party has retained any broker or finder in connection with any of the Transactions, and no Mobile Party incurred or agreed to pay, or has taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

Article IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to, and to obtain the reliance of Mobile and the Mobile Shareholder, the Company represents and warrants to Mobile and the Mobile Shareholder, as of the Effective Date and as of the Closing Date except as otherwise specifically set forth below as to representations and warranties which speak solely with respect to a particular date, as follows:

Section 4.01 Corporate Existence and Power. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Colorado and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The Company has delivered to the Shareholder Representative complete and correct copies of the articles of incorporation and bylaws of the Company as in effect on the Effective Date (the “Company Organizational Documents”). The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, violate any provision of the Company Organizational Documents. The Company has taken all action required by Law, the Company Organizational Documents, or otherwise to authorize the execution and delivery of this Agreement, and the Company has full power, authority, and legal right and has taken all action required by Law, the Company Organizational Documents or otherwise to consummate the Transactions.

Section 4.02 Due Authorization. The execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not, violate any provision of the Company Organizational Documents. The Company has taken all actions required by Law, the Company Organizational Documents or otherwise to authorize the execution, delivery and performance of this Agreement and to consummate the Transactions.

Section 4.03 Valid Obligation. This Agreement and all agreements and other documents executed by the Company in connection herewith constitute the valid and binding obligations of the Company, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 4.04 No Conflict With Other Instruments. The execution of this Agreement by the Company and the consummation of the Transactions by the Company will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or to which any of its assets, properties or operations are subject.

Section 4.05 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement by the Company requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

Section 4.06 Authorized Shares and Capital. As of the Effective Date, the authorized capital stock of the Company consists of (i) 4,998,000,000 shares of common stock, par value $0.001 per share, of which 237,049,741 shares are issued and outstanding, and (ii) 2,000,000 shares of preferred stock, par value $0.10 per share (the “Preferred Stock”), of which 100,000 shares of Series B and 100,000 shares of Series C were designated (all of the remainder of which are undesignated), and none of which are issued and outstanding.

Section 4.07 Litigation and Proceedings. Except as disclosed in the reports, schedules, forms, statements, periodic filings, and other documents filed by the Company with the United States Securities and Exchange Commission (the “SEC Documents”), there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Company after reasonable investigation, threatened by or against the Company or affecting the Company or its properties, at Law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Except as disclosed in the SEC Documents, the Company has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default. As of the Effective Date, the Company and the Board of Directors shall not have approved or acquiesced to any bankruptcy proceeding, receivership, or similar proceeding with respect to the Company.

Section 4.08 Approval of Agreement. The Board of Directors of the Company has authorized the execution and delivery of this Agreement by the Company and has approved this Agreement and the Transactions.

Section 4.09 No Brokers. The Company has not retained any broker or finder in connection with any of the Transactions, and the Company has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

Section 4.10 No Pending Stock Events. As of the Effective Date, the Company and Board of Directors have not, except with respect to the transactions contemplated by this Agreement, agreed to undertake any proceeding or transaction prior to Closing that could result in:

(a)	A stock dividend, stock split, stock combination, recapitalization or other similar transaction; or

(b)	a merger, consolidation, or an exchange of shares, recapitalization or reorganization pursuant to a merger or consolidation, or other similar event, as a result of which shares of Company Common Stock could be changed into the same or a different number of shares of another class or classes of stock or securities of the Company or another entity;

(c)	a sale or conveyance of all or substantially all of the assets or more than 50% of the total outstanding shares of the Company; or

(d)	complete liquidation of the Company, its stock, or assets.

Section 4.11 Investment Company. The Company is not an “investment company” within the meaning of the Section 362(a)(2(F) of the Code.

Section 4.12 Intent to Maintain Mobile as a Separate Legal Entity. Company intends to hold Mobile as a subsidiary for the foreseeable future. Company does not have any plan or intention to liquidate Mobile, merge or otherwise combine Mobile with any other legal entity or otherwise terminate the existence of Mobile as a separate legal entity within the foreseeable future.

Section 4.13 Intent to Continue Business of Mobile. Company intends to continue the existing business of Mobile for the foreseeable future. Company does not have any plan or intention within the foreseeable future to (i) discontinue or dispose of all or any significant part of such business, (ii) dispose of or otherwise cease to use a significant portion of the assets of such business in such business (in each case, except for sales or other dispositions in the ordinary course of such business).

Article V. CONDITIONS TO THE CLOSING

Section 5.01 Conditions to the Obligations of all of the Parties. The obligations of all of the Parties to consummate the Closing are subject to the satisfaction, or waiver by each of the Parties, at or before the Closing Date of all the following conditions:

(a)	No provisions of any applicable Law, and no Order shall prohibit or impose any condition or prohibition on the consummation of the Closing.

(b)	There shall not be any Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(c)	The Parties shall have received all necessary approvals from all required Authorities to consummate the Transactions.

Section 5.02 Conditions to the Obligations of the Company for the Closing. The obligations of the Company to consummate the Closing are subject to the satisfaction (or waiver by the Company), at or before the Closing Date, of the following conditions:

(a)	the Company shall have completed its due diligence investigation of Mobile to the Company’s satisfaction in the Company’s sole discretion;

(b)	The representations and warranties made by Mobile and the Mobile Shareholder in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which shall be true and correct in all respects, and other than the representations and warranties in Section 3.06, Section 3.07, Section 3.08 and Section 3.30, which shall each be true and correct in all respects) at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except for changes therein permitted by this Agreement;

(c)	No Material Adverse Change shall have occurred in the business, assets, liabilities, results, financial condition, affairs, or prospects of Mobile from the Effective Date to the Closing;

(d)	Each of the Mobile Parties shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by such Mobile Parties prior to or at the Closing;

(e)	Mobile Shareholder and the Shareholder Representative shall have approved this Agreement and the Transactions and shall not have withdrawn such approval;

(f)	Mobile and Shareholder Representative shall have provided to the Company unaudited financial statements for Mobile for each of the two most recently ended fiscal years and any other period audited or unaudited but reviewed financials are required to be included in the SEC Reports following the Closing pursuant to applicable Law, and unaudited statements for any other required interim periods; and

(g)	All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the Transactions, or for the continued operation of Mobile after the Closing Date on the basis as presently operated shall have been obtained.

Section 5.03 Condition to the Obligations of the Mobile Parties For the Closing. The obligations of the Mobile Parties to consummate the Closing are subject to the satisfaction (or waiver by Mobile and the Shareholder Representative on behalf of the Mobile Shareholder), at or before the Closing Date, of the following conditions:

(a)	The representations and warranties made by the Company in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which shall be true and correct in all respects, and other than the representations and warranties in Section 4.06 which shall each be true and correct in all respects) at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except for changes therein permitted by this Agreement;

(b)	The Company shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by the Company prior to or at the Closing;

(c)	Company and the Mobile Shareholder shall have agreed upon a revised operating agreement or similar governing instrument for the operation of Mobile after Closing;

(d)	The Company’s Board of Directors shall have approved this Agreement. Company shall provide an attested or certified copy of such resolution, and the Transactions and shall not have withdrawn such approval; and

(e)	Company and Shareholder Representative shall have entered into a mutually agreed upon employment agreement, pursuant to which the Shareholder Representative shall be appointed to the position of President of the Company’s C-Bond Safety Solutions division.

(f)	Company, Mobile, and MDW Management, LLC shall have entered into a mutually agreed upon lease agreement with respect to the lease of the property located at 2029 Pat Booker Rd., Universal City, TX 78148.

(g)	Company and Shareholder Representative shall have entered into a mutually agreed upon piggy-back registration rights agreement covering up to all of the Closing Exchange Shares.

Article VI. ADDITIONAL COVENANTS OF THE PARTIES

Section 6.01 Access to Properties and Records. From the Effective Date until the completion of the Closing or the earlier termination of this Agreement in accordance with its terms, each of the Company and Mobile will each afford to the officers and authorized Representatives of the other full access to the properties, books and records of the Company or Mobile, as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of the Company or Mobile, as the case may be, as the other shall from time to time reasonably request.

Section 6.02 Delivery of Books and Records. At the Closing, Mobile shall deliver to the Company, the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of Mobile now in the possession of Mobile or its Representatives.

Section 6.03 Third Party Consents and Certificates. The Company and the Mobile Parties agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the Transactions.

Section 6.04 Actions Prior to the Closing. From and after the Effective Date until the Closing or the earlier termination of this Agreement in accordance with its terms and except as permitted or contemplated by this Agreement, Mobile will:

(a)	carry on its business in substantially the same manner as it has heretofore;

(b)	maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

(c)	maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

(d)	perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

(e)	use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and

(f)	fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state Laws (including without limitation, the federal securities Laws) and all rules, regulations, and orders imposed by federal or state governmental authorities.

Section 6.05 Notices of Certain Events. In addition to any other notice required to be given by the terms of this Agreement, each of the Parties shall promptly notify each of the other Parties of:

(a)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions;

(b)	any notice or other communication from any governmental or regulatory agency or authority in connection with the Transactions; and

(c)	any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such Party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant hereto or that relates to the consummation of the Transactions.

Section 6.06 Due Diligence Review. Following the Effective Date until the Closing, Mobile shall give to the Company and its authorized Representatives full and complete access to the books and records, contracts, facilities and personnel of Mobile as the Company and its authorized Representatives may request so that the Company may complete its due diligence investigation of Mobile and the Mobile Units and shall provide to the Company monthly operational reports with respect to the business of Mobile, including but not limited to sales, software development and business development. Mobile also agrees to provide the Company and its authorized Representatives with access to any information in Mobile’s or the Mobile Shareholder’s possession or within Mobile’s or the Mobile Shareholder’s control that contains information generated by Mobile or the Mobile Shareholder regarding Mobile relative to its financial, operational, and/or regulatory condition (present, past, or prospective). If the Company, in its sole discretion, at any time prior to the Closing determines that its due diligence review of Mobile is not satisfactory to the Company, then the Company may terminate this Agreement upon notice to Mobile and the Shareholder Representative.

Section 6.07 [Intentionally Omitted].

Section 6.08 Limitation on Business Activities. Following the Effective Date and until the earlier to occur of the termination of this Agreement or the Closing, and except as permitted or contemplated by this Agreement, Mobile and the Mobile shareholders shall not, without the prior written consent of the Company:

(a)	make any material change in the type or nature of Mobile’s business, or in the nature of Mobile’s operations;

(b)	enter into, create, assume or suffer to exist any debt, Contract or other obligation in excess of $10,000, other than that currently in existence;

(c)	amend, modify, withdraw or terminate any of the Mobile Organizational Documents;

(d)	issue any additional Equity Securities or any Derivatives of Mobile;

(e)	Engage or other hire, or terminate, any employee, contractor or consultant or enter into any Contract with any of the forgoing;

(f)	declare or make, or agree to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to any shareholder of Mobile purchase or redeem, or agree to purchase or redeem, any Mobile Units;

(g)	make any material change in the method of management, operation or accounting of Mobile;

(h)	enter into any other material transaction other than sales in the ordinary course of Mobile’s business;

(i)	make any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with Mobile’s officers, directors, or employees; or (vi) undertake any transaction which could reasonably be expected to adversely affect the rights of the Company hereunder or the ability of the Parties to consummate the Transactions;

(j)	enter into any new agreements of any kind or undertake any new obligations or liabilities likely to have a material impact on Mobile’s business; or

(k)	enter into any agreements to undertake any of the forgoing.

Section 6.09 No-Shop.

(a)	From the Effective Date until the first to occur of the Closing or the termination of this Agreement in accordance with its terms, none of Mobile Parties shall, and each of the Mobile Parties shall cause the Representatives of any of the Mobile Parties not to, directly or indirectly:

(i)	solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Inquiry;

(ii)	furnish any non-public information regarding Mobile to any Person who has made an Acquisition Inquiry;

(iii)	engage in discussions or negotiations with any Person who has made any Acquisition Inquiry;

(iv)	approve, endorse or recommend any Acquisition Inquiry or Acquisition Transaction;

(v)	withdraw or propose to withdraw its approval and recommendation in favor of this Agreement and the Transactions; or

(vi)	enter into any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or other similar agreement for any Acquisition Inquiry or Acquisition Transaction.

Section 6.10 Additional Mobile Covenants.

(a)	Except as otherwise contemplated herein, between the Effective Date and until the first to occur of the Closing or the termination of this Agreement in accordance with its terms, Mobile and the Mobile Shareholder will not (i) amend the Mobile Organizational Documents, including, without limitation, to complete any forward split or reverse split of the Mobile Units except as contemplated by in Section 5.03(c) of this Agreement; (ii) except with respect to a dividend or distribution based upon employee retention tax credits in the amount of no more than $71,836.64, declare or make, or agree to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to any shareholder of Mobile purchase or redeem, or agree to purchase or redeem, any Mobile Units; (iii) make any material change in the method of management, operation or accounting of Mobile; (iv) enter into any other material transaction other than sales in the ordinary course of Mobile’s business; (v) make any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with Mobile’s officers, directors, or employees; or (vi) undertake any merger, share exchange, reorganization or any similar transaction, or undertake any transaction which could reasonably be expected to adversely affect the rights of the Company hereunder or the ability of the Parties to consummate the Transactions.

(b)	Except as otherwise contemplated herein, between the Effective Date and until the first to occur of the Closing or the termination of this Agreement in accordance with its terms, Mobile will not (i) grant or agree to grant any options, warrants or other rights to purchase, subscribe for, or otherwise acquire Mobile Units or other Equity Securities of Mobile, or other Derivatives or securities convertible into, exchangeable for, or otherwise giving the holder thereof the right to acquire, Mobile Units or other Equity Securities of Mobile; (ii) borrow or agree to borrow any funds or incur, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (iii) sell or transfer, or agree to sell or transfer, any of its assets, properties, or rights or cancel, or agree to cancel, any debts or claims; or (iv) issue, deliver, or agree to issue or Mobile Units or other Equity Securities of Mobile, including debentures or other debt obligations, except in connection with this Agreement.

(c)	On or before the date that is sixty-five (65) calendar days after the Closing (the “Audit Deadline Date”), Mobile and Shareholder’s Representative shall provide to the Company audited financial statements for Mobile and related auditor reports thereon from a Public Company Accounting Oversight Board-registered auditor which consents to the inclusion of its statements in SEC public filings, for each of the two most recently ended fiscal years and any other period audited or unaudited but reviewed financials are required to be included in the SEC Reports following the Closing pursuant to applicable Law, and unaudited statements for any other required interim periods (with the understanding that the Company shall retain and pay the fees of an auditor of Company’s choice to complete such audit). If Mobile and Shareholder’s Representative is unable to comply with Section 6.10(c) of this Agreement, then the Company in its sole discretion shall have the option during the period beginning on the Audit Deadline Date and ending on the date that is thirty (30) calendar days after the Audit Deadline Date, to rescind all transactions consummated under this Agreement and cancel the Closing Exchange Shares (with the understanding that the holders of the Closing Exchange Shares shall immediately provide all documentation, signatures, and other items reasonably requested by the Company and the Company’s transfer agent in order to effectuate the cancellation of the Closing Exchange Shares, and Company shall similarly provide Mobile and the Shareholder Representative with such documents, signatures, and other items as may be required to acknowledge the rescission of the transfer of the Mobile Units).

Section 6.11 Delivery of Books and Records. At the Closing, Mobile shall deliver to the Company the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of Mobile in the possession of Mobile or its Representatives.

Section 6.12 Postclosing Conduct of Business. The Company shall not without written consent of Mobile Shareholder (which consent shall not be unreasonably withheld or delayed) take any action inconsistent with the intentions expressed in Sections 4.12 and 4.13 of this Agreement before the expiration of the second calendar year after the year in which the Company has acquired 100% of the outstanding interests of Mobile.

Article VII. TERMINATION

Section 7.01 Termination. This Agreement may be terminated on or prior to the Closing Date:

(a)	By the mutual written consent of the Company, Mobile and the Shareholder Representative;

(b)	By the Company (i) if the conditions to the Closing as set forth in Section 5.01 and Section 5.02 have not been satisfied or waived by the Company, which waiver the Company may give or withhold in its sole discretion, by the Termination Date, provided, however, that the Company may not terminate this Agreement pursuant to this clause (i) of this Section 7.01(b) if the reason for the failure of any such condition to occur was the breach of the terms of this Agreement by the Company; or (ii) if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of any Mobile Party contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 5.02 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Company or cured by the Mobile Parties, applicable, within five (5) Business Days after receipt by Mobile of written notice thereof from the Company or is not reasonably capable of being cured prior to the Termination Date or (iii) pursuant to the provisions of Section 6.06;

(c)	By Mobile and the Shareholder Representative acting together (i) if the conditions to Closing as set forth in Section 5.01 and Section 5.03 have not been satisfied or waived by Mobile and the Shareholder Representative, which waiver Mobile and the Shareholder Representative may give or withhold in their sole discretion, by the Termination Date, provided, however, that Mobile and the Shareholder Representative may not terminate this Agreement pursuant to this clause (i) of this Section 7.01(c) if the reason for the failure of any such condition to occur was the breach of the terms of this Agreement by any of the Mobile Parties; or (ii) if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Company contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 5.03 not to be satisfied, and such violation, breach or inaccuracy has not been waived by Mobile and the Shareholder Representative or cured by the Company, applicable, within five (5) Business Days after receipt by the Company of written notice thereof from Mobile or is not reasonably capable of being cured prior to the Termination Date; or

(d)	By any Party, if a court of competent jurisdiction or other Authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions and such order or action shall have become final and nonappealable.

Section 7.02 Specific Enforcement. Notwithstanding the foregoing, the Parties acknowledge and agree that (i) if the Company has a right to terminate this Agreement pursuant to the provisions of clause (ii) of Section 7.01(b), the Company may elect not to terminate this Agreement and may instead seek to specifically enforce this Agreement pursuant to the provisions of Section 9.21; and (ii) if Mobile and the Shareholder Representative has a right to terminate this Agreement pursuant to the provisions of clause (ii) of Section 7.01(c), Mobile and the Shareholder Representative may elect not to terminate this Agreement and may instead seek to specifically enforce this Agreement pursuant to the provisions of Section 9.21.

Section 7.03 Survival After Termination. If this Agreement is terminated by in accordance with Section 7.01, this Agreement shall become void and of no further force and effect with no liability to any Person on the part of any Party hereto (or any officer, agent, employee, direct or indirect holder of any equity interest or securities, or Affiliates of any Party); provided, however, that this Section 7.03 and Article IX shall survive the termination of this Agreement and nothing herein shall relieve any Party from any liability for fraud or any willful and material breach of the provisions of this Agreement prior to the termination of this Agreement.

Article VIII. INDEMNIFICATION

Section 8.01 Indemnification of Company. Provided that the Closing occurs, the Mobile Shareholder, jointly and severally, hereby agree to indemnify and hold harmless to the fullest extent permitted by applicable law the Company, each of its Affiliates and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees and the Shareholder Representative (each a “Company Indemnified Party”), against and in respect of any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses” and each individually a “Loss”) incurred or sustained by any Company Indemnified Party as a result of or in connection with (a) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the Mobile Parties contained herein or in any of the additional agreements or any certificate or other writing delivered pursuant hereto, and (b) any Actions by any third parties with respect to the business or operations of Mobile for any period on or prior to the Closing Date. Notwithstanding the forgoing, with respect to any indemnification obligations of the Mobile Shareholder arising from any Losses as a result of or in connection with any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of any Mobile Shareholder as set forth in Section 3.08, Section 3.16 or Section 3.30, such indemnification obligations shall be solely the obligations of the Mobile Shareholder giving such representations, warranties, covenants and agreements from which such claim arose, severally and not jointly and severally.

Section 8.02 Indemnification of the Mobile Parties.

(a)	General. Provided that the Closing occurs, the Company hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable law the Shareholder Representative, the Mobile Shareholder, Mobile and each of its officers, directors, employees, stockholders, attorneys and agents and permitted assignees (each a “Mobile Indemnified Party”), against and in respect of any and all Losses incurred or sustained by any Mobile Indemnified Party as a result of or in connection with any material breach, material inaccuracy, or material nonfulfillment of any of the representations, warranties, covenants and agreements of the Company contained herein or in any of the additional agreements or any certificate or other writing delivered pursuant hereto.

Section 8.03 Procedure. The following shall apply with respect to all claims by any Mobile Indemnified Party or Company Indemnified Party for indemnification with respect to actions by third-parties (with any references herein to an “Indemnified Party” being a reference to a Mobile Indemnified Party or a Company Indemnified Party, as applicable, and any references herein to an “Indemnifying Party” being a reference to the Company or the Mobile Shareholder, as applicable):

(a)	Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.03(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof, provided that the fees and disbursements of such counsel shall be at the expense of the Indemnified Party.

(b)	Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.03(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.03(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)	Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)	Cooperation. Upon a reasonable request made by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 8.04 Periodic Payments. Any indemnification required by this Article VIII for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the Indemnifying Party to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

Section 8.05 Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third-party reimbursement actually received.

Section 8.06 Time Limit. The obligations of the Mobile Shareholder and the Company under Section 8.01 and Section 8.02 shall expire two (2) years from the Closing Date, except with respect to (i) an indemnification claim asserted in accordance with the provisions of this Article VIII which remains unresolved, for which the obligation to indemnify shall continue until such claim is resolved; and (ii) resolved claims for which payment has not yet been paid to the Indemnified Party.

Section 8.07 Certain Limitations. The indemnification provided for in Section 8.01 and Section 8.02 shall be subject to the following limitations:

(a)	The Mobile Shareholder shall not be liable to the Company Indemnified Parties for indemnification under Section 8.01 until the aggregate amount of all Losses in respect of indemnification under Section 8.01 exceeds $25,000 (the “Basket”), in which event the Mobile Shareholder shall be required to pay or be liable for all such Losses in excess of the Basket up to a maximum amount equal to the value of the Closing Exchange Shares on the Closing Date as received by the Mobile Shareholder as determined by reference to the Share Price (the “Cap”), and provided that, in the event that the indemnification obligations are those of less than all of the Mobile Shareholder pursuant to the last sentence of Section 8.01, then the Basket and the Cap shall be applied to such indemnifying Mobile Shareholder(s) pro rata based on the number of Mobile Units held by such Mobile Shareholder(s) as of the Closing Date, such that, by way of example and not limitation. if a Mobile Shareholder is so obligated to indemnify the Company Indemnified Parties pursuant to such section and held 50% of the total Mobile Units as of the Closing Date, the Basket would be $5,000 and the Cap would be 50% of the total value of the Closing Exchange Shares on the Closing Date as received by the Mobile Shareholder as determined by reference to the Share Price. Any such utilization or satisfaction of the Basket and the Cap by one or more of the Mobile Shareholder as a result of the preceding sentence shall apply to any later determinations of the utilization or satisfaction of the Basket and the Cap.

(b)	The Company shall not be liable to the Mobile Indemnified Parties for indemnification under Section 8.02 until the aggregate amount of all Losses in respect of indemnification under Section 8.02 exceeds the Basket, in which event the Company shall be required to pay or be liable for all such Losses in excess of the Basket up to a maximum amount equal to the Cap, which shall in such case be applied to all of the Mobile Shareholder as a group.

Section 8.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and any indemnified party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the any indemnified party’s or by reason of the fact that such indemnified party knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 8.09 Exclusive Remedy. In the event that the Closing occurs, the indemnification provisions contained in this Article VIII shall be the sole and exclusive remedy of the Parties with respect to the Transactions for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the Parties hereto or any other provision of this Agreement or arising out of the Transactions, except (i) with respect to any equitable remedy to which such Party may be entitled to with respect to any claims or causes of action arising from the breach of any covenants or agreement of a Party that is to be performed subsequent to the Closing Date, or (ii) with respect to a Party, an actual and intentional fraud with respect to this Agreement and the Transactions. In furtherance of the foregoing, each Party hereto, for itself and on behalf of its Affiliates, hereby waives, from and after the Closing, to the fullest extent permitted under applicable law and except as otherwise specified in this Article VIII, any and all rights, claims and causes of action it may have against any other Party hereto relating to the subject matter of this Agreement or any other agreement, certificate or other document or instrument delivered pursuant to this Agreement, arising under or based upon any applicable law.

Section 8.10. Cap on Sellers’ Liability. Notwithstanding any provision of this Agreement to the contrary, the Mobile Shareholder’s liability for (and Company’s damages awardable for) any claim arising from or relating to this Agreement (including, but not limited to, indemnity obligations) shall not exceed the amount of $800,000. In lieu of cash/immediately available funds, the Mobile Shareholder may satisfy any such obligation by immediately (i) surrendering shares of Company Common Stock then owned by the Mobile Shareholder back to Company as provided in this Section 8.10 and (ii) providing all documentation reasonably requested by the Company in order to effectuate the surrendering of such shares of Company Common Stock (including but not limited to a medallion guaranteed stock power). For purposes of determining the value of the shares of the Company Common Stock surrendered in accordance with this Section 8.10, the following formula shall apply: the total number of shares of Company Common Stock surrendered by Mobile Shareholder multiplied by the average of the closing prices of Company Common Stock on the Trading Market (as reported by such Trading Market or other reputable source) during the twenty (20) Trading Day period immediately prior to the date of the award of damages.

Article IX. MISCELLANEOUS

Section 9.01 Arbitration.

(a)	The Parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b)	If the Parties cannot agree upon the Arbitrator within ten (10) Business Days of the commencement of the efforts to so agree on an Arbitrator, each of the Parties shall select one arbitrator and the two arbitrators so selected shall select the Arbitrator.

(c)	The laws of the State of Texas shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the State of Texas applicable to a contract negotiated, signed, and wholly to be performed in the State of Texas, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) calendar days after the Arbitrator shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d)	The arbitration shall be held in Bexar County, Texas in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e)	On application to the Arbitrator, any Party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 9.01(c).

(f)	The Arbitrator may, at his discretion and at the expense of the Party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g)	The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief, as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful Party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the Parties and not subject to appeal.

(h)	Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The Parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in Bexar County, Texas to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The Parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the Parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the Parties) shall have been absent from such arbitration for any reason, including that such Party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

Section 9.02 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the Laws of the State of Texas, without giving effect to the principles of conflicts of law thereunder. Each of the Parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the state or federal courts of the United States with jurisdiction in Bexar County, Texas. By execution and delivery of this Agreement, each Party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such Party may now or hereafter have to object to such jurisdiction.

Section 9.03 Waiver of Jury Trial.

(a)	EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.03(a).

(b)	Each of the Parties acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

Section 9.04 Limitation on Damages. In no event will any Party be liable to any other Party under or in connection with this Agreement or in connection with the Transactions for special, general, indirect or consequential damages, including damages for lost profits or lost opportunity, even if the Party sought to be held liable has been advised of the possibility of such damage.

Section 9.05 Brokers. The Company and Mobile Parties agree that there were no finders or brokers involved in bringing the Parties together or who were instrumental in the negotiation, execution or consummation of this Agreement. The Company and the Mobile Parties each agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder’s fee arising from the Transactions based on any alleged agreement or understanding between the Indemnifying Party and such third person, whether express or implied from the actions of the Indemnifying Party.

Section 9.06 Notices.

(a)	Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by email, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to the Company, to:

C-Bond Systems, Inc.

Attn: Scott Silverman

6035 South Loop East

Houston, TX 77033

Email: ssilverman@cbondsystems.com

With a copy, which shall not constitute notice, to:

Anthony L.G., PLLC

Attn: Laura Anthony

625 N. Flagler Drive, Suite 600

West Palm Beach, FL 33401

Email: lanthony@anthonypllc.com

If to Mobile, or the Mobile Shareholder, to:

Mobile Tint LLC

Attn: Michael Wanke

2029 Pat Booker Rd.

Universal City, TX 78148

Email: mike@a1glasscoating.com

With a copy, which shall not constitute notice, to:

Tiwari, PLLC

Attn: K. "Andy" Tiwari, Esq.

11844 Bandera Rd. #725

Helotes, TX 78023

Email: atiwari@texaslegalpros.com

(b)	Any Party may change its address for notices hereunder upon notice to each other Party in the manner for giving notices hereunder.

(c)	Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by email with return receipt requested and received and (iv) three (3) calendar days after mailing, if sent by registered or certified mail.

Section 9.07 Attorneys’ Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 9.08 Confidentiality. Each Party agrees that, unless and until the Transactions have been consummated, it and its Representatives will hold in strict confidence all data and information obtained with respect to another Party or any subsidiary thereof from any Representative, officer, director or employee, or from any books or records or from personal inspection, of such other Party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by Law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the Transactions. In the event of the termination of this Agreement, each Party shall return to the applicable other Party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each Party will continue to comply with the confidentiality provisions set forth herein.

Section 9.09 Public Announcements and Filings. Unless required by applicable Law or regulatory authority, none of the Parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and Representatives in connection with the Transactions) or file any document, relating to this Agreement and the Transactions, except as may be mutually agreed by the Parties. The Parties acknowledge and agree that the Company is obligated to file a Form 8-K pursuant to the Exchange Act relating to this Agreement and the Transactions (the “Form 8-K”). Other than the Form 8-K or the disclosures referenced in the immediately preceding sentence, copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by Law or regulatory authorities, shall be delivered to each Party at least one (1) business day prior to the release thereof.

Section 9.10 Third Party Beneficiaries. This contract is strictly between the Company, Mobile, the Mobile Shareholder and the Shareholder Representative, and except as specifically provided herein, no other Person and no director, officer, stockholder (other than the Mobile Shareholder), employee, agent, independent contractor or any other Person shall be deemed to be a third-party beneficiary of this Agreement.

Section 9.11 Expenses. Subject to Article VIII and Section 9.07, whether or not the Exchange is consummated, each of the Company and Mobile will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other Transactions.

Section 9.12 Entire Agreement. This Agreement and the other agreements and documents references herein represent the entire agreement between the Parties relating to the subject matter thereof and supersede all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 9.13 Survival. The representations, warranties, and covenants of the respective Parties shall survive the Closing Date and the consummation of the Transactions for a period of two years.

Section 9.14 Amendment; Waiver; Remedies; Agent.

(a)	This Agreement may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Company, Mobile and the Shareholder Representative.

(b)	Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

(c)	Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(d)	Notwithstanding anything else contained herein, no Party shall seek, nor shall any Party be liable for, consequential, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

Section 9.15 Mobile Shareholder Representative.

(a)	The Mobile Shareholder constitutes and appoints the Shareholder Representative as its Representative and its true and lawful attorney in fact, with full power and authority in its name and on its behalf:

(i)	to act on such Mobile Shareholder’s behalf in the absolute discretion of Shareholder Representative with respect to all matters relating to this Agreement, including execution and delivery of any amendment, supplement, or modification of this Agreement and any waiver of any claim or right arising out of this Agreement or the provision of any consent or agreement hereunder; and

(ii)	in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions, and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 9.15.

(b)	This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made in this Agreement and is irrevocable and will not be terminated by any act of any Mobile Shareholder or by operation of law, whether by the death or incapacity of any Mobile Shareholder or by the occurrence of any other event. Each Mobile Shareholder hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by the Shareholder Representative pursuant to this Section 9.15. Each Mobile Shareholder agrees that the Shareholder Representative shall have no obligation or liability to any Person for any action taken or omitted by the Shareholder Representative in good faith, even if taken or omitted negligently, and each Mobile Shareholder shall indemnify and hold harmless Shareholder Representative from, and shall pay to Shareholder Representative the amount of, or reimburse Shareholder Representative for, any Loss that Shareholder Representative may suffer, sustain, or become subject to as a result of any claim made or threatened against Shareholder Representative in his capacity as such.

(c)	The Company shall be entitled to rely upon any document or other paper delivered by Shareholder Representative as being authorized by the Mobile Shareholder, and the Company shall not be liable to any Mobile Shareholder for any action taken or omitted to be taken by the Company based on such reliance.

Section 9.16 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision. The law firm of Tiwari, PLLC has solely represented Mobile and the Mobile Shareholder in the review and negotiation of this Agreement and related instruments.

Section 9.17 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

Section 9.18 No Assignment or Delegation. No Party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of all of the other Parties and any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement. This Agreement shall be binding on the permitted successors and assigns of the Parties.

Section 9.19 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each Mobile Party and the Company shall use their respective commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the Transactions shall be consummated as soon as practicable, and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Agreement and the Transactions.

Section 9.20 Further Assurances. From and after the Effective Date, each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the Transactions. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 9.21 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 9.22 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. The execution and delivery of a facsimile or other electronic transmission of a signature to this Agreement shall constitute delivery of an executed original and shall be binding upon the person whose signature appears on the transmitted copy.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

C-Bond Systems, Inc.

By:	/s/ Scott Silverman
Name:	Scott Silverman
Title:	Chief Executive Officer

Mobile Tint LLC

By:	/s/ Michael Wanke
Name:	Michael Wanke
Title:	Sole Member

Shareholder Representative

By:	/s/ Michael Wanke
Name:	Michael Wanke

Shareholder:

By:	/s/ Michael Wanke
Name:	Michael Wanke

Exhibit A

Mobile Shareholder’s Mobile Units

Shareholder Name	Membership Units of Mobile Owned
Michael Wanke	100%
Totals:	100%

Exhibit B

Issuances at Closing to Mobile Employees

Management
Matthew Headley	200,000
Eliana Morales	175,000
Eric Curran	190,000
Sales
James Marquez	160,000
Installers
Michael Castillo	50,000
Jorge Duran	72,000
Benjamin Kingsley	75,000
Julie Perez	40,000
Matthew Perez	65,000
Ian Smith	72,000
Jeffery Tharp	67,500
TOTAL	1,166,500